FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and Chief Financial Officer (770) 612-2048

GENUINE PARTS COMPANY
REPORTS RECORD RESULTS FOR 2005
SALES INCREASED 8%, EPS INCREASED 11%

Atlanta, Georgia, February 21, 2006 — Genuine Parts Company (NYSE: GPC) completed its 78th year of operations and reports record sales and earnings for the year ended December 31, 2005.

Tom Gallagher, Chairman, President and Chief Executive Officer, announced today that sales in 2005 were $9.8 billion, up 8% compared to 2004. Net income for the year was $437.4 million, an increase of 11% compared to $395.6 million in 2004. Earnings per share on a diluted basis were $2.50, up 11% compared to $2.25 in 2004.

Mr. Gallagher stated, “We are pleased to report that 2005 was another record year for the Company. With these results, we have now increased sales in 55 of the last 56 years and increased profits in 43 of the last 45 years. This is a record that we are proud of and we feel that it shows the stability and consistency of Genuine Parts Company.”

Mr. Gallagher added, “It is also important to note that through continued focus on asset management and the generation of strong cash flows, our financial condition was further strengthened in 2005.”

Fourth Quarter 2005

Sales increased 7% to $2.41 billion in the fourth quarter ended December 31, 2005, compared to $2.25 billion for the same period in 2004. Diluted earnings per share in the fourth quarter were 63 cents, up 15% compared to 55 cents per share for the fourth quarter of 2004.

Mr. Gallagher commented, “For the quarter, revenues in our Automotive Group were up 5%. Motion Industries, our Industrial Group, increased sales by 9%, and EIS, our Electrical/Electronics Group, was up 6%. Sales for S.P. Richards, our Office Products Group, improved by 10%, their strongest quarter for revenue growth in 2005.”

Mr. Gallagher concluded, “As we look back over 2005, we are pleased with the progress that was made throughout our Company. We enter 2006 with optimism and enthusiasm and with a commitment throughout our organization to strive for further improvement in the year ahead. Our focus, across all of our business segments, is to maintain our level of revenue growth, further improve our operating margins, and continue to enhance our asset management and working capital efficiencies.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen by dialing 877-422-4780, conference ID 4921359. A replay will also be available at 800-642-1687, conference ID 4921359, until 12:00 a.m. EST on March 7, 2006.

Forward Looking Statements

Some statements in this release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that its forward-looking statements involve risks and uncertainties. The Company undertakes no duty to update its forward-looking statements, which reflect the Company’s beliefs, expectations, and plans as of the present time. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,409,689	$2,253,307	$9,783,050	$9,097,267
Cost of goods sold	1,621,842	1,502,953	6,718,964	6,267,544

	787,847	750,354	3,064,086	2,829,723
Selling, administrative & other expenses	610,930	598,483	2,355,022	2,193,804

Income before income taxes	176,917	151,871	709,064	635,919
Income taxes	67,924	55,557	271,630	240,367

Net income	$108,993	$96,314	$437,434	$395,552

Basic net income per common share	$.63	$.55	$2.51	$2.26
Diluted net income per common share	$.63	$.55	$2.50	$2.25
Weighted average common shares outstanding	173,263	174,804	174,054	174,687
Dilutive effect of stock options and
non-vested restricted stock awards	843	1,281	953	973

Weighted average common shares outstanding –
assuming dilution	174,106	176,085	175,007	175,660

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
	(Unaudited)
	(in thousands, except ratio analysis)

Net sales:
Automotive	$1,220,639	$1,164,072	$5,013,460	$4,739,261
Industrial	695,167	636,998	2,795,699	2,511,597
Office Products	412,072	375,633	1,662,393	1,540,878
Electrical/Electronic Materials	86,435	81,342	341,513	335,605
Other (1)	(4,624)	(4,738)	(30,015)	(30,074)

Total net sales	$2,409,689	$2,253,307	$9,783,050	$9,097,267

Operating profit:
Automotive	$83,856	$91,320	$398,494	$396,015
Industrial	61,934	48,611	214,222	173,760
Office Products	42,132	42,166	157,408	150,817
Electrical/Electronic Materials	4,754	3,311	17,470	14,611

Total operating profit	192,676	185,408	787,594	735,203
Interest expense	(6,195)	(8,106)	(29,564)	(37,260)
Other, net	(9,564)	(25,431)	(48,966)	(62,024)

Income before income taxes	$176,917	$151,871	$709,064	$635,919

Capital expenditures	$26,404	$25,526	$85,714	$72,077

Depreciation and amortization	$14,100	$12,432	$65,529	$62,207

Current ratio			3.0/1	3.2/1

Total debt to total capitalization			15.7%	16.5%

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2005	2004
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$188,911	$134,940
Trade accounts receivable	1,186,865	1,123,900
Inventories	2,216,542	2,198,957
Prepaid expenses and other current assets	214,564	175,687

TOTAL CURRENT ASSETS	3,806,882	3,633,484
Goodwill and other intangible assets	62,717	57,672
Other assets	509,644	384,703
Total property, plant and equipment, net	392,295	379,388

TOTAL ASSETS	$4,771,538	$4,455,247

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$973,615	$856,653
Other borrowings	881	968
Income taxes payable	36,296	42,932
Dividends payable	54,150	52,495
Other current liabilities	184,162	179,667

TOTAL CURRENT LIABILITIES	1,249,104	1,132,715
Long-term debt	500,000	500,000
Other long-term liabilities	114,623	110,078
Deferred income taxes	156,807	115,683
Minority interests in subsidiaries	57,047	52,394
Common stock	173,033	174,965
Retained earnings and other	2,520,924	2,369,412

TOTAL SHAREHOLDERS’ EQUITY	2,693,957	2,544,377

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,771,538	$4,455,247

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2005	2004
	(in thousands)

OPERATING ACTIVITIES:
Net income	$437,434	$395,552

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,529	62,207
Other	3,271	2,688
Changes in operating assets and liabilities	(65,717)	94,789

NET CASH PROVIDED BY OPERATING ACTIVITIES	440,517	555,236

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(85,714)	(72,077)
Other	15,540	4,122

NET CASH USED IN INVESTING ACTIVITIES	(70,174)	(67,955)

FINANCING ACTIVITIES:
Net payments on credit facilities	(87)	(176,801)
Stock options exercised	17,725	37,523
Dividends paid	(215,868)	(208,575)
Purchase of stock	(119,239)	(21,475)

NET CASH USED IN FINANCING ACTIVITIES	(317,469)	(369,328)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,097	1,594

NET INCREASE IN CASH AND CASH EQUIVALENTS	53,971	119,547
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	134,940	15,393

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$188,911	$134,940